Exhibit 23.3

To:                              The Board of Directors

Storm Cat Energy Corporation

Consent of Independent Reservoir Engineers

We hereby consent to the incorporation by reference in the Registration Statements of Storm Cat Energy Corporation (“Storm Cat”) and its subsidiaries on Form F-3 (File No. 333-130688) and Form S-8 (File No. 333-137655) of the reference to Sproule Associates, Inc. and the inclusion and incorporation by reference of information derived from our report evaluating Storm Cat’s petroleum and natural gas reserves, as of December 31, 2004, in the Annual Report on Form 10-K for the year ended December 31, 2006 of Storm Cat and its subsidiaries filed with the Securities and Exchange Commission.

SPROULE ASSOCIATES, INC.

By:	/s/ R. Keith MacLeod, P.Eng.
R. Keith MacLeod, P.Eng.
Executive Vice-President

Calgary, Canada

March 15, 2007